                                                FILED PURSUANT TO RULE 424(b)(2)
                                                           FILE NO. 333-08369-01
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 22, 2000)

                                  $50,012,000
                [United Parcel Service, Inc. Logo Appears Here]
--------------------------------------------------------------------------------

                          UNITED PARCEL SERVICE, INC.

                      Floating Rate Senior Notes Due 2050

                               ----------------

   We will pay interest on the Notes on March 27, June 27, September 27 and December 27 of each year. The first interest payment date is June 27, 2000. Interest on each Note will be reset on the 27th of every month of each year, beginning on April 27, 2000, based on the 1 Month LIBOR Rate less 0.45% (or 45 basis points). We will issue the Notes only in denominations of $1,000 and integral multiples of $1,000.

   We have the option to redeem all or a portion of the Notes beginning on March 27, 2030 at the redemption prices listed in this prospectus supplement, plus accrued interest on the Notes to the date we redeem the Notes.

   The holders of the Notes may require us to repurchase all or a portion of the Notes on March 27 of every third year, beginning on March 27, 2010, at the repurchase prices listed in this prospectus supplement, plus accrued interest on the Notes to the date we repurchase the Notes.

   If there is a "tax event," we have the right to shorten the maturity of the Notes to the extent needed so that the interest we pay on the Notes will be deductible for United States Federal income tax purposes. On the new maturity date, we will pay 100% of the principal amount of the Notes, plus accrued interest on the Notes to the new maturity date.

                               ----------------

                                                           Per Note    Total
                                                           -------- -----------
Public Offering Price..................................... 100.00%  $50,012,000

Underwriting Discount.....................................   1.00%  $   500,120

Proceeds (before expenses to the Company).................  99.00%  $49,511,880

   The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from March 27, 2000 and must be paid by the purchaser if the Notes are delivered after March 27, 2000.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

   We expect the Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 27, 2000.

                               ----------------

                            PaineWebber Incorporated

                               ----------------

           The date of this Prospectus Supplement is March 22, 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Recent Developments........................................................  S-3
The Company................................................................  S-3
Summary Consolidated Financial Information.................................  S-4
Ratio of Earnings to Fixed Charges.........................................  S-4
Description of the Notes...................................................  S-5
Book Entry System..........................................................  S-9
Same-Day Settlement and Payment............................................ S-12
Underwriting............................................................... S-12
Validity of the Notes...................................................... S-12
Where You Can Find More Information........................................ S-13

                                   Prospectus

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
The Company................................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   5
Plan of Distribution.......................................................  19
Validity of Offered Debt Securities........................................  21
Experts....................................................................  21

                              RECENT DEVELOPMENTS

   We reported in our press release on January 31, 2000 revenue for 1999 of $27.05 billion, up 9.1% from 1998. Our net income for 1999 was $883 million or $0.77 cents per share on a diluted basis, compared to $1.74 billion or $1.57 per share on a diluted basis reported for 1998.

                                  THE COMPANY

   In this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to:

  . ""United Parcel Service, Inc.," "UPS," "we," "us" and "our" are to United Parcel Service, Inc., a Delaware corporation, and its subsidiaries; and

  . ""United Parcel Service of America, Inc." and "UPS of America" are to United Parcel Service of America, Inc., a Delaware corporation and a direct wholly-owned subsidiary of United Parcel Service, Inc.

  .  ""dollars," "$," and "U.S.$" are to United States dollars.

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver packages each business day for 1.7 million shipping customers to six million consignees. In 1999, we delivered an average of more than 12.92 million pieces per day worldwide, generating revenues of over $27 billion.

   Our primary business is the delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including comprehensive management of supply chains, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   We consummated an initial public offering of our class B common stock in November 1999. Immediately before the consummation of the initial public offering, we consummated a merger whereby UPS of America became our direct wholly owned subsidiary. The issuance of these debt securities is being made utilizing a shelf registration statement originally filed with the Securities and Exchange Commission by UPS of America. We have assumed and adopted that registration statement and will be the issuer of any debt securities offered pursuant to the shelf registration statement. Our class B common stock is listed on the New York Stock Exchange.

   The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

   The following summary consolidated financial information for the years ended December 31, 1998, December 31, 1997, December 31, 1996, December 31, 1995 and December 31, 1994 has been derived from our consolidated financial statements contained in UPS of America's Annual Reports on Form 10-K for the fiscal years then ended. The following summary consolidated financial information for the nine months ended September 30, 1998 and 1999 has been derived from our unaudited consolidated financial statements contained in UPS of America's Quarterly Report on Form 10-Q for the periods then ended. We succeeded to UPS of America following a statutory merger that became effective on November 15, 1999.

                                                                 Nine Months Ended
                                Years Ended December 31,           September 30,
                         --------------------------------------- -------------------
                          1994    1995    1996   1997(1)  1998     1998   1999(2)
                         ------- ------- ------- ------- ------- -------- ----------
                                                                    (Unaudited)
                                  (in millions, except per share amounts)
Statement of Income
 Data:
Revenue................. $19,576 $21,045 $22,368 $22,458 $24,788 $ 18,124 $ 19,606
Operating expenses......  18,020  19,251  20,339  20,760  21,698   15,902   16,748
Operating profit........   1,556   1,794   2,029   1,698   3,090    2,222    2,858
Tax assessment..........      --      --      --      --      --       --    1,786
Income before income
 taxes..................   1,575   1,708   1,910   1,553   2,902    2,106      987
Income taxes............     632     665     764     644   1,161      847      765
Net income..............     943   1,043   1,146     909   1,741    1,259      222
Basic earnings per
 share(3)...............    0.84    0.93    1.03    0.82    1.59     1.16     0.20
Diluted earnings per
 share(3)...............    0.82    0.92    1.01    0.81    1.57     1.14     0.20
Balance Sheet Data (at
 period end):
Working capital......... $   120 $   261 $ 1,097 $ 1,079 $ 1,708 $  2,065 $    821
Long-term debt..........   1,127   1,729   2,573   2,583   2,191    2,371    1,817
Total assets............  11,182  12,645  14,954  15,912  17,067   17,040   18,717
Shareowners' equity.....   4,647   5,151   5,901   6,087   7,173    7,052    6,831

--------
(1) The financial information as of and for the year ended December 31, 1997 reflects the impact of the Teamsters strike. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, as compared to net income of $113 million and operating profit of $187 million for August 1996.
(2) The financial information for the nine months ended September 30, 1999 reflects a tax assessment charge relating to a Tax Court decision.
(3) Per share amounts reflect the 2-for-1 exchange ratio in the merger undertaken in connection with the initial public offering, which had the effect of a 2-for-1 stock split.
                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

                                                             Nine Months Ended
                                    Year Ended December 31,    September 30,
                                    ------------------------ -----------------
                                    1995 1996 1997 1998 1999   1998     1999
                                    ---- ---- ---- ---- ---- -------- --------
Ratio of Earnings to Fixed
 Charges(1)........................ 7.6  8.2  4.9  8.9  6.7     8.7      4.7

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt expense and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

                            DESCRIPTION OF THE NOTES

   The following description of the particular terms of the Notes (referred to in the accompanying Prospectus as the "offered debt securities") supplements the more general description of the debt securities continued in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.

General

   The Notes:

  . will be limited to $50,012,000 aggregate principal amount and will be issued under the indenture;

  .  will mature on March 27, 2050;

  .  will not be entitled to any sinking fund;

  .  will be subject to defeasance and covenant defeasance;

  . will be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple thereof;

  . will be repayable at the option of the holders and redeemable at our option before maturity.

   The indenture and the Notes do not limit the amount of indebtedness that we (or our subsidiaries) may incur or issue, and does not contain any financial or similar restriction on us, except as described in the prospectus under the caption "Description of Debt Securities--Covenants."

Interest

   The Notes will bear interest at the "1 Month LIBOR Rate" (as defined below) less 0.45% (45 basis points). Interest will accrue from March 27, 2000 and is payable quarterly in arrears on June 27, September 27, December 27 and March 27 of each year starting March 27, 2000 (these dates are called "interest payment dates"). The 1 Month LIBOR Rate will be reset monthly on the 27th of every month, commencing on April 27, 2000 (each of these is called an "interest reset date"). Interest is payable from the date of issue of the Notes or from the most recent date to which interest on such Note has been paid or duly provided for, until the principal amount of the Note is paid or duly made available for payment. We will pay interest to the person in whose name the Note (or one or more predecessor Notes) is registered at the close of business fifteen calendar days before the interest payment date.

   "1 Month LIBOR Rate" means the rate for deposits in U.S. dollars for the 1-month period that appears on "Telerate Page 3750" at approximately 11:00 A.M., London time, on the second business day prior to the applicable interest reset date; provided that the interest rate in effect from the date of issue to the first interest reset date will be the 1 Month LIBOR Rate as calculated on the date of issue. If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second business day prior to the applicable interest reset date to prime banks in the London interbank market for a period of one month commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in the City of New York, selected by the calculation agent, at approximately 11:00 A.M., New York City time, on the second business day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of one month commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace such page on that service for the purpose of displaying London interbank offered rates of major banks). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

   The calculation agent will, upon the request of the holder of any Note, provide the interest rate then in effect. The calculation agent is Citibank, N.A. until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the Notes. We may appoint a successor calculation agent with the written consent of the trustee.

   Interest on the Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each monthly interest payment period.

Optional Redemption

   The Notes may be redeemed at any time after March 27, 2030, at our option, in whole or in part, in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning on March 27 of any of the following years:

                                               Redemption
            Year                                 Price
            ----                               ----------
            2030..............................   105.0%
            2031..............................   104.5%
            2032..............................   104.0%
            2033..............................   103.5%
            2034..............................   103.0%
            2035..............................   102.5%
            2036..............................   102.0%
            2037..............................   101.5%
            2038..............................   101.0%
            2039..............................   100.5%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

   We must mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

   In the event of any redemption of less than all the outstanding Notes, the particular Notes (or portions thereof in integral multiples of $1,000) to be redeemed shall be selected by the trustee by such method as the trustee considers fair and appropriate.

Repayment at Option of Holder

   The Notes will be repayable at the option of the holder thereof, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table:

                                                       Repayment
            Date                                         Price
            ----                                       ---------
         March 27, 2010...............................   99.00%
         March 27, 2013...............................   99.25%
         March 27, 2016...............................   99.50%
         March 27, 2019...............................   99.75%

and on March 27 of every third year thereafter at 100% of the principal amount, through and including March 27, 2049, in each case, together with accrued and unpaid interest, if any, to the repayment date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

   In order for a Note to be repaid, the paying agent must receive, at least 30 but not more than 60 calendar days prior to the optional repayment date, the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, which must set forth:

  .  the name of the holder of the Note;

  .  the principal amount of the Note;

  .  the principal amount of the Note to be repaid;

  . the certificate number or a description of the tenor and terms of the Note;

  . a statement that the option to elect repayment is being exercised thereby; and

  . a guarantee that the Note to be repaid will be transferred to the DTC account of the paying agent not later than the fifth business day after the date of such telegram, facsimile transmission or letter.

   The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note, but in that event the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination.

Conditional Right to Shorten Maturity

   We intend to deduct interest paid on the Notes for United States Federal income tax purposes. However, there have been proposed tax law changes over the past several years that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting our ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not have a retroactive effective date. As a result, there can be no assurance that a Tax Event (as defined below) will not occur.

   Upon the occurrence of a Tax Event, we, without the consent of the holders of the Notes, will have the right to shorten the maturity of the Notes to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Notes will be deductible for United States Federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required to maintain our interest deduction to the extent deductible under current law as determined in good faith by our board of directors, after receipt of an opinion of such counsel regarding the applicable legal standards. In such case, the amount payable on such Notes on such new maturity date will be equal to 100% of the principal amount of such Notes plus interest accrued on such Notes to the date such Notes mature on such new maturity date. There can be no assurance that we would not exercise our right to shorten the maturity of the Notes on the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that we elect to exercise our right to shorten the maturity of the Notes on the occurrence of a Tax Event, we will mail a notice to each Holder of Notes by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Notes. Such notice shall be effective immediately upon mailing.

   We believe that the Notes should constitute indebtedness for United States Federal income tax purposes under current law and, in that case, an exercise of our right to shorten the maturity of the Notes should not be a taxable event to Holders for such purposes. Prospective investors should be aware, however, that our exercise of our right to shorten the maturity of the Notes will be a taxable event to Holders for United States Federal income tax purposes if the Notes are treated as equity for United States federal income tax purposes before the maturity is shortened, assuming that the Notes of shortened maturity are treated as debt for such purposes.

   "Tax Event" means that we shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of one of the following events occurring on or after March 27, 2000, there is more than an insubstantial increase in the risk that interest paid by us on the Notes is not, or will not be, deductible, in whole or in part, by us for United States Federal income tax purposes:

  . any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States,

  . any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or

  . any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation.

Notes Used as Qualified Replacement Property

   Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code, should be aware that section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year. For purposes of this passive income test, where the issuing corporation is in control of one or more corporations, all such corporations are treated as one corporation for the purposes of computing the amount of passive investment income for purposes of section 1042.

   We believe that less than 25 percent of our affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 1999. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable.

   We cannot give any assurance as to whether we will continue to meet the passive income test. It is, in addition, possible that the IRS may disagree with the manner in which we have calculated our affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

   The Notes are a new issue of securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

                               BOOK-ENTRY SYSTEM

   We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

   The Notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto and registered in the name of Cede & Co. (DTC's nominee).

   You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

   Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading "--Certificated Notes":

  . you will not be entitled to receive a certificate representing your interest in the Notes;

  . all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  . all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

   DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered Notes registered in the name of Cede & Co. DTC is:

  . a limited-purpose trust company organized under the New York Banking Law;

  .a "banking organization" under the New York Banking Law;

  .a member of the Federal Reserve System;

  .a "clearing corporation" under the New York Uniform Commercial Code; and

  . a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

   Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

   If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, Notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

   Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except as provided below in "--Certificated Notes."

   To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

   Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

   DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to nondirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Certificated Notes

   Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

   We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

  . we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

  .  an event of default has occurred and is continuing under the indenture;
     or

  . we, at our option, elect to terminate use of the book-entry system through DTC.

   If any of the three above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global Note representing the Notes along with instructions for re-registration. The trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as holders under the indenture.

                        SAME-DAY SETTLEMENT AND PAYMENT

   The underwriter will settle the Notes in immediately available funds. We will make principal and interest payments on the Notes in immediately available funds or the equivalent.

   Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the Notes.

                                  UNDERWRITING

   We have entered into an underwriting agreement and pricing agreement with respect to the Notes with the underwriter listed below. Subject to certain conditions, the underwriter has agreed to purchase the principal amount of Notes indicated in the following table:

       Underwriter                                     Principal Amount of Notes
       -----------                                     -------------------------
       PaineWebber Incorporated.......................        $50,012,000

   Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

   The Notes are a new issue of securities with no established trading market. We have been advised by the underwriter that the underwriter intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   In connection with the offering, the underwriter may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater aggregate principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in process.

   These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

   We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $100,000. We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE NOTES

   The validity of the Notes will be passed upon for us by Hunton & Williams, New York, NY and for the underwriter by Brown & Wood LLP, New York, NY.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the following SEC reference rooms:

   450 Fifth Street, N.W.     7 World Trade Center     500 West Madison Street
         Room 1024                 Suite 1300                Suite 1400
    Washington, DC 20549    New York, New York 10048   Chicago, Illinois 60661

Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.

   In addition, you can obtain our reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this document the information that we file with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information in documents that we file after the date of this prospectus supplement and before the termination of the offering will automatically update information in this prospectus supplement and the accompanying prospectus. We succeeded to UPS of America following a statutory merger that became effective on November 15, 1999.

   We incorporate by reference into this prospectus supplement:

  .  our current report on Form 8-K filed with the SEC on February 23, 2000;
     and

  . any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this prospectus supplement and the accompanying prospectus.

   We also incorporate by reference into this prospectus supplement and adopt as our own the following:

  . UPS of America's annual report on Form 10-K for the year ended December 31, 1998; and

  . UPS of America's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

   We will provide, without charge, to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus supplement, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. Requests for copies of such documents should be directed to United Parcel Service, Inc., 55 Glenlake Parkway, N.E., Atlanta, Georgia, 30328, attn: Corporate Secretary, telephone number (404) 828-6000.

                                   PROSPECTUS


--------------------------------------------------------------------------------

                          UNITED PARCEL SERVICE, INC.

                                 $2,000,000,000

                                DEBT SECURITIES

                               ----------------

  This prospectus relates to the issuance of senior unsecured debt securities by United Parcel Service, Inc. pursuant to our debt shelf registration statement. Under this shelf registration statement, we may issue debt securities from time to time as described in this prospectus.

Issuance of debt securities:

 .  may be offered from time to time;

 .  may be denominated in U.S. dollars or other currencies or currency units;

 .  prices and terms will be determined at the time of sale; and

 . the total aggregate principal amount (or, in the case of debt securities issued at a discount, the initial offering price) will not exceed US $2,000,000,000 (or the equivalent in foreign currencies or currency units).

Forms that debt securities may take:

 .  registered form; or

 .  global form.

  This prospectus is accompanied by a prospectus supplement that includes additional information regarding an issuance of our debt securities. Sales of our debt securities may not be consummated without both this prospectus and a prospectus supplement.

The prospectus supplement relating to any issuance of debt securities will describe the terms of the securities being issued, typically including the following:

 .  aggregate principal amount of the     .  any listing on a national
   series of debt securities;               securities exchange;


 .  denominations;                        .  initial public offering price;


 .  maturity;                             .  names of any underwriters or
                                            agents;


 .  interest rate;                        .  terms of any underwriting
                                            arrangements;


 .  time of interest payments;


 .  any terms for redemption;             .  amounts to be purchased by
                                            underwriters or agents; and


 .  any terms for sinking fund            .  commissions or discounts of or to
   payments;                                underwriters or agents.


                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 22, 2000.

   No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus or any prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter or agent. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby and thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the following SEC reference rooms:

   450 Fifth Street, N.W.     7 World Trade Center     500 West Madison Street
         Room 1024                 Suite 1300                Suite 1400
    Washington, DC 20549    New York, New York 10048   Chicago, Illinois 60661

Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.

   In addition, you can obtain our reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this document the information that we file with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement, and information in documents that we file after the date of this prospectus and before the termination of the offering will automatically update information in this prospectus and the accompanying prospectus supplement. We succeeded to UPS of America following a statutory merger that became effective on November 15, 1999.

   We incorporate by reference into this prospectus:

  .  our current report on Form 8-K filed with the SEC on February 23, 2000;
     and

  . any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this prospectus and the accompanying prospectus supplement.

   We also incorporate by reference into this prospectus and adopt as our own the following:

  . UPS of America's annual report on Form 10-K for the year ended December 31, 1998; and

  . UPS of America's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

   We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies of such documents should be directed to United Parcel Service, Inc., 55 Glenlake Parkway, N.E., Atlanta, Georgia, 30328, attn: Corporate Secretary, telephone number (404) 828-6000.

                               ----------------

  Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $1").

                               ----------------

                                  THE COMPANY

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver packages each business day for 1.7 million shipping customers to six million consignees. In 1999, we delivered an average of more than 12.92 million pieces per day worldwide, generating revenues of over $27 billion.

   Our primary business is the delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including comprehensive management of supply chains, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   We consummated an initial public offering of our class B common stock in November 1999. Immediately before the consummation of the initial public offering, we consummated a merger whereby UPS of America became our direct wholly owned subsidiary. The issuance of these debt securities is being made utilizing a shelf registration statement originally filed with the Securities and Exchange Commission by UPS of America. We have assumed and adopted that registration statement and will be the issuer of any debt securities offered pursuant to the shelf registration statement. Our class B common stock is listed on the New York Stock Exchange.

   When used in this prospectus, unless the context requires otherwise, the terms "United Parcel Service, Inc.", "UPS", "we", "us", and "our" refer to United Parcel Service, Inc., a Delaware corporation, and "United Parcel Service of America, Inc." and "UPS of America" refer to United Parcel Service of America, Inc., a Delaware corporation and direct wholly owned subsidiary of United Parcel Service, Inc.

   The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Nine Months
                                                                       Ended
                                          Year Ended December 31,  September 30,
                                          ------------------------ -------------
                                          1995 1996 1997 1998 1999  1998   1999
                                          ---- ---- ---- ---- ---- ------ ------
Ratio of Earnings to
 Fixed Charges (1)....................... 7.6  8.2  4.9  8.9  6.7   8.7    4.7

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt expense and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

                                USE OF PROCEEDS

   Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the debt securities offered under this prospectus and a related prospectus supplement will be used for general corporate purposes, including UPS's working capital needs, the funding of investments in, or extensions of credit to, our operating subsidiaries, possible acquisitions and investments in joint ventures and the possible reduction of outstanding indebtedness. Pending any of these uses, we may temporarily invest the net proceeds in investment grade securities.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities are to be issued under an indenture dated as of January 26, 1999, between UPS of America and Citibank, N.A., which acts as trustee, which indenture we assumed pursuant to a supplemental indenture. In this prospectus "indenture" will refer to the indenture and the supplemental indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture may be obtained from us as described under "Where You Can Find More Information" on page 2.

   This section summarizes the material terms of the debt securities that may be issued under this debt program. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. In this summary, we describe the meaning for only the more important terms. We also include references in parentheses to sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

   This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the prospectus supplement. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There also may be a further prospectus supplement, know as a pricing supplement, which contains the precise terms of debt securities you are offered.

   The term "Securities," as used under this caption, refers to all Securities issued under the indenture, including the debt securities.

General

   The indenture provides that Securities in separate series may be issued from time to time, without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Securities of any series. (Section 3.01) The Securities are to have terms and provisions that are not inconsistent with the indenture, including terms as to maturity, principal and interest as we may determine. The Securities will be unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The provisions of the indenture described below provide us with the ability, in addition to the ability to issue Securities with terms different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and issue additional Securities of that series.

   The applicable prospectus supplement will set forth the price or prices at which the Securities to be offered will be issued and will describe the following terms, as applicable, of the Securities:

     (a) the title of the Securities of the series;

     (b) any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under the indenture;

     (c) the person or entity to whom any interest on the Securities of the series will be payable;

     (d) the date or dates on which the principal, premium, if any, or other form or type of consideration to be paid upon maturity on any Securities of the series will be payable;

     (e) the rate or rates at which any Securities of the series will bear interest, if any, or any method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

     (f) the place or places where the principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on any Securities of the series will be payable;

     (g) the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series may be redeemed, in whole or in part, at our option and, if other than by a resolution by our Board of Directors or its Executive Committee, the manner in which any election by us to redeem the Securities will be evidenced;

     (h) our obligation, if any, to redeem or purchase any Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the Holder of the Securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series will be redeemed or purchased, in whole or in part, pursuant to any obligation and any provisions for the remarketing of any Securities;

     (i) if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any Securities of the series will be issuable;

     (j) if the amount of principal of or any premium or interest on any Securities of the series may be determined with reference to an index, formula or other method, the manner in which these amounts will be determined;

     (k) if other than the currency of the United States of America, the currency, currencies or composite currencies in which the principal of or any premium or interest on any Securities of the series will be payable and the manner of determining the equivalent in the currency of the United States of America for any purpose;

     (l) if the principal of or any premium or interest on any Securities of the series is to be payable, at our election or the election of the Holder of the Securities, in one or more currencies or composite currencies other than that or those in which Securities are stated to be payable, the currency, currencies or composite currencies in which the principal of or interest on Securities as to which an election is made will be payable, the periods within which and the terms and conditions upon which an election is to be made and the amount so payable, or the manner in which the amount will be determined;

     (m) if other than the entire principal amount of any Securities, the portion of the principal amount of the Securities of the series that will be payable upon declaration of acceleration of the maturity of the Securities;

     (n) if the principal amount payable at the stated maturity of any Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the Securities as of any such date for any purpose under the Securities or under this prospectus, including the principal amount of the Securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity;

     (o) if applicable, that the Securities of the series, in whole or any specified part, will be defeasible and that some of our covenants will be defeasible and, if other than by a resolution of our Board of Directors or Executive Committee, the manner in which any election by us to defease any Securities or covenants will be evidenced;

     (p) if applicable, that any Securities of the series will be issuable in whole or in part in the form of one or more global securities and, in that case, the respective depositories for the global securities, the form of any legend or legends that will be borne by any global security and any circumstances in which any global security may be exchanged in whole or in part for Securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons or entities other than a depository for a global security;

     (q) whether, and the terms and conditions relating to when, we may satisfy some of our obligations with respect to the Securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on any Securities;

     (r) any addition to or change in the events of default that apply to any Securities of the series and any change in the right of the trustee or the requisite holders of the Securities to declare the principal amount due and payable;

     (s) any addition to or change in the covenants that apply to Securities of the series;

     (t) the terms and conditions pursuant to which the Securities may be converted into or exchanged for other of our debt securities;

     (u) terms with respect to book-entry procedures; and

     (v) any other terms of the Securities of the series, which terms will not otherwise be inconsistent with the indenture and as authorized and approved by us.

   Securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. We may describe special United States federal income tax considerations, if any, applicable to Securities sold at an original issue discount in the applicable prospectus supplement. In addition, we may describe special United States federal income tax or other considerations, if any, applicable to any Securities that are denominated in a currency or currency unit other than United States dollars in the applicable prospectus supplement.

Form, Exchange and Transfer

   The Securities of each series will be issuable only in registered form, without coupons and, unless we specify otherwise in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 3.02)

   At the option of the Holder, subject to the terms of the indenture and the limitations applicable to Global Securities, Securities of each series will be exchangeable for other Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 3.05)

   Subject to the terms of the indenture and the limitations applicable to Global Securities, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Transfer or exchange will be effected by the Security Registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as Security Registrar. (Section 3.05) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Securities of each series. (Section 10.02)

   If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to:

  . issue, register the transfer of or exchange any Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Security that may be selected for redemption and ending at the close of business on the day of such mailing or

  . register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part. (Section 3.05)

Global Securities

   Some or all of the Securities of any series may be represented, in whole or in part, by one or more Global Securities that have an aggregate principal amount equal to that of the Securities represented thereby. Each Global Security will be registered in the name of The Depository Trust Company, New York, New York or its nominee identified in the applicable prospectus supplement, will be deposited with DTC or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for pursuant to the indenture. Unless otherwise described in the prospectus supplement relating to each series, the Securities of each series offered, sold or delivered in the United States will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, DTC and registered in the name of the DTC nominee.

   DTC has advised us as follows:

  . it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between DTC participants in securities through electronic book-entry changes in accounts of DTC participants;

  . DTC participants include securities brokers and dealers (including the underwriters for the Securities), banks and trust companies, clearing corporations and certain other organizations;

  . access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"); and

  . persons who are not DTC participants may beneficially own securities held by DTC only through DTC participants or indirect participants.

   Unless otherwise provided in the applicable prospectus supplement, payments of principal, any premium or interest on or related to the Securities of each series registered in the name of DTC's nominee will be made by the trustee to DTC's nominee as the registered owner of the Global Security. Under the terms of the indenture, UPS and the trustee will treat the persons in whose names the Securities of each series are registered as the owners of the Securities for the purpose of receiving payment of principal, any premium or interest on the Securities and for all other purposes. Therefore, neither we, the trustee nor the Paying Agent has any direct responsibility or liability for the payment of the principal, any premium or interest on the Securities to owners of beneficial interests in a Global Security. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal, any premium, or interest, to immediately credit the accounts of the DTC participants with the payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Security as shown on DTC's records.

   Notwithstanding any provision of the indenture or any Security described in this prospectus, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than DTC or any nominee of DTC unless:

  . DTC has notified us that it is unwilling or unable to continue as depositary for a Global Security or has ceased to be qualified to act as depositary as required by the indenture;

  . there shall have occurred and be continuing an Event of Default with respect to the Securities represented by a Global Security; or

  . there shall exist circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

   All securities issued in exchange for a Global Security or any portion of a Global Security will be registered in the names as DTC may direct. (Sections
2.04 and 3.05)

   As long as DTC, or its nominee, is the registered Holder of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner and Holder of the Global Security and the Securities represented thereby for all purposes under the Securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the indenture. All payments and deliveries of principal of and any premium, Maturity Consideration and interest on a Global Security will be made to DTC or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to DTC participants and to persons that may hold beneficial interests through DTC participants. In connection with the issuance of any Global Security, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its DTC participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to DTC participants' interests, or any DTC participant, with respect to interests of persons held by DTC participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by DTC from time to time. None of us, the trustee or any agent of us or the trustee will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a Global Security will trade in DTC's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.


Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name the Security, or one or more Predecessor Securities, is registered at the close of business on the Regular Record Date for payment of interest. (Section 3.07)

   Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Maturity Consideration and interest on the Securities of a particular series (other than a Global Security) will be payable or deliverable at the office of the Paying Agent or Paying Agents as we may designate for that purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled to the payment as that address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole Paying Agent for payments and deliveries with respect to Securities of each series. Any other Paying Agents initially designated for the Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Securities of a particular series. (Section 10.02)

   All consideration paid or delivered to a Paying Agent for the payment or delivery of the principal of or any premium, Maturity Consideration or interest on any Security that remain unclaimed at the end of two years after such principal, premium, Maturity Consideration or interest has become due and payable or deliverable will be repaid to us, and the Holder of the Security thereafter, as an unsecured general creditor, may look only to us for payment or delivery thereof. (Section 10.03)

Covenants

 Limitation on Secured Indebtedness

   We will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby all the Securities shall be secured equally and ratably with, or prior to, any Secured Indebtedness, together with, if we shall so determine, any other Indebtedness of us or any Restricted Subsidiary then existing or thereafter created that is not subordinate to the Securities, so long as the Secured Indebtedness shall be outstanding unless the Secured Indebtedness, when added to:

  . the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the Securities are secured equally and ratably with (or prior to) any Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and

  . the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired)

would not exceed 10% of Consolidated Net Tangible Assets. (Section 10.06)

 Limitation on Sale and Lease Back Transactions

   We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless the sum of:

  . the Attributable Debt to be outstanding pursuant to any Sale and Leaseback Transaction;

  . all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary; and

  . the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the Securities are secured equally and ratably with (or prior to) such Secured
     Indebtedness)

would not exceed 10% of Consolidated Net Tangible Assets, or an amount equal to the greater of:

  . the net proceeds to us or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to any Sale and Leaseback Transaction; and

  . the amount of Attributable Debt to be outstanding pursuant to any Sale and Leaseback Transaction is applied to the retirement of Funded Debt of us or any Restricted Subsidiaries (other than Funded Debt that is subordinate to the Securities or is owing to us or any Restricted Subsidiaries) within 180 days after the consummation of any Sale and Leaseback Transaction. (Section 10.07)

 Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to any Person unless:

     (a) either we are the continuing corporation or the Person, if other than us, formed by any consolidation or into which we are merged or the Person that acquires by conveyance, transfer, or lease, the properties and assets of us substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, in form satisfactory to the trustee, the due and punctual payment or delivery of the Maturity Consideration and interest on all the Securities and the performance of every covenant in the indenture on the part of us to be performed or observed;

     (b) immediately after giving effect to such transaction, and treating any Indebtedness that becomes an obligation of us or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     (c) we or such Person has delivered to the trustee an Officer's Certificate and an opinion of counsel, as to which opinion, counsel may rely on the Officer's Certificate as to factual matters, each stating that such consolidation, merger, conveyance, transfer or lease comply with the foregoing and that all conditions precedent provided for in the indenture or relating to the transaction have been complied with.

   Upon any consolidation or merger or any conveyance, transfer or lease of the properties and assets of us substantially as an entirety, the successor Person formed by a consolidation, or into which we are merged or the successor Person to which any conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of us under the Securities and the indenture with the same effect as if that successor had been named as us therein; and thereafter, except in the case of a lease, we shall be discharged from all obligations and covenants under the indenture and the Securities. (Sections 8.01 and 8.02)

 Definitions

   "Attributable Debt" means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, the rental payments shall be considered for purposes of this definition to be the lesser of:

      (1) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and

      (2) the rental payments required to be paid during the remaining term of any Sale and Leaseback Transaction (assuming such termination provision is not exercised).

   "Board of Directors" means either our board of directors or a committee of that board duly authorized to act for it in respect of the indenture.

   "Board Resolution" means a copy of a resolution certified by our Secretary or an Assistant Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of the certification.

   "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at the applicable date, determined in accordance with such principles.

   "Consolidated Net Tangible Assets" means at any date, the total assets appearing on the most recently prepared consolidated balance sheet of us and the Subsidiaries as of the end of our fiscal quarter, prepared in accordance with generally accepted accounting principles, less all current liabilities as shown on the balance sheet and Intangible Assets.

   "Funded Debt" means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from its original date of issue.

   "Indebtedness" means

    (a) any liability of any Person:

      (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit; or

      (2) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business; or

      (3) for the payment of money relating to a Capitalized Lease
  Obligation; or

      (4) for Interest Rate Protection Obligations;

    (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and

    (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

   "Intangible Assets" means at any date the value (net of any applicable reserves), as shown on or reflected in our most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of:

      (1) all trade names, trademarks, licenses, patents, copyrights and goodwill;

      (2) organizational and development costs;

      (3) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and

      (4) unamortized debt discount and expense, less unamortized premium.

   "Interest Rate Protection Obligations" of any Person means the obligations of that Person pursuant to any arrangement with any other Person whereby, directly or indirectly, that Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

   "Liens" means any mortgage, lien, pledge, security interest, charge or encumbrance.

   "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

   "Principal Property" means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any products marketed by us or any Subsidiary) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility

   (a) is owned by or leased to us or any Restricted Subsidiary,

   (b) is located within the United States and

   (c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of that determination, other than:

      (1) any facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a "substantial user" of the related facility or a "related Person" as those terms are used in Section 103 of the Internal Revenue Code pursuant to the provisions of Section 103 of the Internal Revenue Code (or any similar provision hereafter enacted) as in effect at the time of issuance of the obligations;

      (2) any facility that the Board of Directors may by Board Resolution declare is not of material importance to us and the Restricted Subsidiaries taken as a whole; and

      (3) any facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than us and any Subsidiary and in which the interest of us and all Subsidiaries does not exceed 50%.

   "Restricted Securities" means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

   "Restricted Subsidiary" means (a) any Subsidiary:

      (1) which has substantially all its property within the United States of America;

      (2) which owns or is a lessee of any Principal Property; and

      (3) in which the investment of us and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of the determination; provided, however, that the term "Restricted Subsidiary" shall not include:

        (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of us and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property; or

        (B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than us or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of us or any Restricted Subsidiary; and

   (b) any other Subsidiary that is hereafter designated by the Board of Directors as a Restricted Subsidiary.

   "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by UPS or any Restricted Subsidiary of any Principal Property (whether the Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or a Restricted Subsidiary to any Person, other than

      (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

      (b) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

      (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in the property becoming Principal Property), or the commencement of commercial operation of the Principal Property.


   "Secured Indebtedness" means Indebtedness of us or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and Indebtedness of us or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but "Secured Indebtedness" shall not include any of the following:

     (1) Indebtedness of us and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then-existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

     (2) Indebtedness that is secured by:

       (A) purchase money Liens upon Principal Property acquired after January 26, 1999 or

       (B) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in the property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of the Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999, or

       (C) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (2)) (x) the related Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the Principal Property or improvement or Restricted Securities and (y) the related Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or any improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien or agreement exceeds the cost to us or the Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be "Secured Indebtedness;"

     (3) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of the Principal Property or Restricted Securities by UPS or a Restricted Subsidiary;

     (4) Indebtedness of Restricted Subsidiaries owing to us or any other Restricted Subsidiary and Indebtedness of us owing to any Restricted Subsidiary;

     (5) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time the related corporation becomes a Restricted Subsidiary;

     (6) Guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any other Restricted Subsidiaries;

     (7) Indebtedness arising from any Sale and Leaseback Transaction;

     (8) Indebtedness secured by Liens on property of us or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if the related Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to UPS or the Restricted Subsidiary of the related acquisition or construction will be considered to be "Secured Indebtedness";

     (9) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

     (10) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of "Secured Indebtedness" by subparagraphs (1) through
  (9) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, the Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than the property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that replacement, extension or renewal increases the principal amount of Indebtedness secured by the Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of "Secured Indebtedness" by subparagraphs (1) through (9) above, the amount of the increase or excess will be considered to be "Secured Indebtedness."

   In no event shall the foregoing provisions be interpreted to mean or their operation to cause the same Indebtedness to be included more than once in the calculation of "Secured Indebtedness" as that term is used in the indenture.

   "Subsidiary" means any corporation of which, at the time of determination, we and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock.

   "Wholly owned," when used with reference to a Subsidiary, means a Subsidiary of which all of the outstanding capital stock is owned by us or by one or more wholly owned Subsidiaries.

   "Voting Stock," when used with reference to a Subsidiary, means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Subsidiary provided that, for the purposes of the indenture, stock that carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

Events of Default

   The indenture defines an Event of Default with respect to any series of Securities as being any one of the following events:

     (a) default in the payment of any interest on the Securities of that series when due, and the continuance of that default for a period of 30 days;

     (b) default in the delivery or payment of the Maturity Consideration on the Securities of that series at the date on which the principal becomes due and payable as provided in the Security or in the indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise;

     (c) default in the deposit of any sinking fund payment, when and as due on the Securities of that series;

     (d) default in the performance or breach of any of our covenants or warranties under the indenture (other than a covenant or warranty a default in performance or breach of which is specifically dealt with in the indenture) and the continuance of the default or breach for a period of 60 days after written notice as provided in the indenture; or

     (e) certain events involving our bankruptcy, insolvency or reorganization. (Section 5.01)

   The indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to the Securities of any series, other than an Event of Default involving bankruptcy, insolvency or reorganization, either the trustee or the Holders of 25% in principal amount, or if the Securities are not payable at Maturity for a fixed principal amount, 25% of the aggregate issue price, of the Outstanding Securities of that series, each series acting as a separate class, may declare the principal of the Securities of that series, or an other amount or property, as may be provided for in the Securities of that series, to be due and payable. If an Event of Default described in clause (e) above with respect to the Securities of any series at the time outstanding shall occur, the principal amount of all the Securities of that series, or such other amount or property, as may be provided for in the Securities of that series, (or, in the case of any Original Issue Discount Security, such specified amount) will automatically, and without any action by the trustee or any Holder, become immediately due and payable. (Section 5.02). The Holders of not less than a majority in aggregate principal amount of the Securities of a series may, on behalf of all Holders of Securities of the series, waive any past default under the indenture with respect to the Securities of the series, except a default in the delivery or payment of the Maturity Consideration or interest on any Security of the series, and default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of the affected series. (Section 5.13)

   Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the Holders, unless the Holders shall have offered to the trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Securities of that series. (Section 5.12)

   No Holder of a Security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless

      (1) the Holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Securities of that series,

      (2) the Holders of at least 25% in aggregate principal amount, or if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price of the Outstanding Securities of that series, have made written request to the trustee to institute a proceeding as trustee,

      (3) the Holder or Holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and

      (4) the trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount or, if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price of the Outstanding Securities of that series, a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 5.07) However, these limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of delivery or payment of the Maturity Consideration relating to, or interest on, the Security on or after the applicable due date specified in the Security. (Section 5.08)

   We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults. (Section 10.04)

Defeasance and Covenant Defeasance

   If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or
Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the Securities of any series, or to any specified part of a series. (Section 13.01)

 Defeasance and Discharge

   The indenture provides that, upon our exercise of our option to have Section
13.02 of the indenture apply to any Securities, UPS will be deemed to have been discharged from all obligations with respect to the Securities (except for certain obligations to exchange or register the transfer of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Securities on the respective Stated Maturities in accordance with the terms of the indenture and the Securities. Defeasance or discharge may occur only if, among other things, we have delivered to the trustee an Opinion of Counsel to the effect that, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in any case to the effect that Holders of the Securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 13.02 and 13.04)

 Defeasance of Covenants

   The indenture provides that, upon our exercise of our option to have Section
13.03 of the indenture apply to any Securities, we may omit to comply with certain restrictive covenants, including those described under "Covenants," any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause
(d) (with respect to restrictive covenants) and under "Events of Default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to the Securities. In order to exercise its option, we will be required to deposit, in trust for the benefit of the Holders of the Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Securities on the respective Stated Maturities in accordance with the terms of the indenture and the Securities. We will also be required, among other things, to deliver to the trustee an Opinion of Counsel to the effect that Holders of the Securities will not recognize gain or loss for federal income tax purposes as a result of deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercised this option with respect to any Securities and the Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on the Securities upon any acceleration resulting from the Event of Default. In that case, we would remain liable for the payments. (Sections 13.03 and 13.04)

Modification of the Indenture

   The indenture provides that we and the trustee may, without the consent of any Holders of Securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional Events of Default, establishing the form or terms of Securities or curing ambiguities or inconsistencies in the indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of any Outstanding series of Securities in any material respect. (Section 9.01)

   Modifications and amendments of the indenture may be made by us and the trustee with the consent of the Holders of a majority in aggregate principal amount or, if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price, of the Outstanding Securities of each series affected thereby, except that no modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby,

     (a) change the Stated Maturity of the Maturity Consideration or any installment of Maturity Consideration or interest on, any Security,

     (b) reduce the principal amount of or reduce the amount or change the type of Maturity Consideration or reduce the rate of interest on, or any premium payable upon the redemption of, or the amount of Maturity Consideration of an Original Issue Discount Security or any other Security that would be due and deliverable or payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default, of any Security,

     (c) change the Place of Payment where, or the coin or currency in which, any Maturity Consideration or interest on any Security are deliverable or payable,

     (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Security,

     (e) reduce the percentage in principal amount or aggregate issue price, as the case may be, of Securities of any series, the consent of whose Holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

     (f) modify the requirements contained in the indenture for consent to or approval of certain matters except to increase any percentage for a consent or approval or to provide that certain other provisions cannot be modified or waived without the consent of the Holder of each Security affected thereby. (Section 9.02)

   A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has been expressly included solely for the benefit of one or more particular series of Securities, or that modifies the rights of the holders of Securities of the series with respect to the covenant or other provision, shall be deemed not to affect the rights under the indenture of the Holders of Securities of any other series. (Section 9.02)

   The Holders of a majority in aggregate principal amount of the Outstanding Securities of a series may, on behalf of the Holders of all the Securities of the series, waive compliance by us with certain restrictive provisions of the indenture. (Section 10.08)

Notices

   Notices to Holders of Securities will be given by mail to the addresses of the Holders as they may appear in the Security Register. (Section 1.06)

Title

   We the trustee and any agent of us or the trustee may treat the Person in whose name a Security is registered as the absolute owner of a Security for the purpose of making payment and for all other purposes. (Section 3.08)

Governing Law

   The indenture and the Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

Regarding the Trustee

   Citibank, N.A. is the trustee under the indenture. We have other customary banking relationships with Citibank, N.A. in the ordinary course of business.

                              PLAN OF DISTRIBUTION

   We may sell debt securities to one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities (the "offered debt securities") will be named in an applicable prospectus supplement.

   Underwriters may offer and sell the offered debt securities at a fixed price or prices that may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may offer and sell the offered debt securities in exchange for one or more of our outstanding issues of debt securities. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered debt securities upon the terms and conditions as shall be set forth in any prospectus supplement. In connection with the sale of offered debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered debt securities for whom they may act as agent. Underwriters may sell offered debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

   If so indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered debt securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except

     (1) the purchase by an institution of the offered debt securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

     (2) if the offered debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered debt securities less the principal amount thereof covered by contracts.

   Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

   All offered debt securities will be a new issue of securities with no established trading market. Any underwriters to whom offered debt securities are sold by us for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered debt securities.

   Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the offered debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the offered debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the offered debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

   Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                      VALIDITY OF OFFERED DEBT SECURITIES

   The validity of the debt securities will be passed upon for UPS by Hunton & Williams, New York, New York. Certain legal matters in connection with the debt securities will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from United Parcel Service of America, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $50,012,000


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                          UNITED PARCEL SERVICE, INC.

                      Floating Rate Senior Notes Due 2050


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                             PROSPECTUS SUPPLEMENT

                           ------------------------


                            PaineWebber Incorporated


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                                 March 22, 2000

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